Exhibit 99.1 - Press release issued December 31, 2004

1411 Third Street, P.O. Box 5004, Port Huron, MI 48061-5004

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-966-4208

SEMCO ENERGY SETTLES PIPELINE SALE DISPUTE

PORT HURON, MI, DECEMBER 31, 2004, SEMCO ENERGY, Inc. (NYSE:SEN) today announced that it has reached a settlement with Atlas Pipeline Partners, L.P. to resolve a pending American Arbitration Association proceeding. Atlas brought that proceeding against SEMCO over the termination of an agreement to sell SEMCO's Alaska Pipeline Company subsidiary (APC) to Atlas. APC transmits natural gas from producing areas in Alaska's Cook Inlet region to customers of SEMCO's ENSTAR Natural Gas Company division in Anchorage and the surrounding area. Atlas initiated the proceeding in July 2004, alleging that SEMCO breached and wrongfully terminated the agreement to sell APC. In its action, Atlas sought compensatory damages of not less than $94.3 million.

The settlement finalized on December 31, 2004, calls for SEMCO to pay Atlas $5.5 million immediately and for both parties to release all APC sale-related claims. By entering into the settlement, SEMCO and Atlas have not admitted or conceded any wrongdoing or liability relating to the dispute. SEMCO and Atlas will each bear their own litigation costs. SEMCO will continue to own and operate APC.

George A. Schreiber Jr., President and Chief Executive Officer of SEMCO ENERGY, Inc., commented: "This settlement allows SEMCO to start 2005 without the uncertainty of the APC situation overhanging the Company's operations and strategic development plans. We will continue to focus on enhancing SEMCO's profitability and on growing our regulated natural gas distribution businesses."

SEMCO ENERGY, Inc. distributes natural gas to more than 392,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.